Exhibit 10.1

March 16, 2011

Mr. Randy Coy and Mr. Gene Duncan
417 W 18th Street, Suite 101
Edmond, OK 73013

AFFILIATION AGREEMENT

WHEREAS, BlueFire Equipment Corporation has developed and patented intellectual property relating to improved PDC drill bits, has tested the drill bits with Ranken Energy and demonstrated superior performance with such PDC bits; and

WHEREAS, Randy Coy and Gene Duncan have substantial expertise and relationships in oil and gas exploration, production and drilling, and will formulate a sales and marketing team to lease and sell BlueFire drill bits; and

WHEREAS, the parties wish to pool financial and operational resources in a Limited Liability Corporation;

NOW THERFORE, for ten dollars and other good and valuable consideration the parties hereby agree as follows:

I.
Corporate Formation. The parties shall form an Oklahoma limited liability corporation (OKLLC) and issue the stock according to the following; BlueFire Equipment Corporation-six million shares, Randy Coy-two million shares and Gene Duncan two million shares (or other entity as the individuals see fit). Should BlueFire form marketing affiliates in other states, BlueFire shall extend a mutually beneficial opportunity for participation to Randy Coy and Gene Duncan.

II.
Exit Strategy. The parties potential exit strategies include 1) A member selling its ownership to another member or a third party, and 2) Selling all of the ownership of OKLLC, or a portion thereof, to a public company via an IPO or other public market event.  Any member of OKLLC shall have the right to participate in any exit at an equal valuation and have “piggy back” rights to include the sale of its ownership in a potential exit event.

III.	Purpose. The purpose of OKLLC shall be to lease and/or sell Bluefire PDC drill bits and other BlueFire equipment if and when such opportunity arises.

IV.
Territory. OKLLC will lease and sell Bluefire PDC drill bits to companies with corporate offices primarily in the State of Oklahoma. It is understood that many Oklahoma oil and gas operators conduct operations outside of that state, and that sales made to such businesses will fall within the territory of OKLLC. Sales outside of the Territory will be subject to approval by BlueFire.

V.	Capitalization. The initial capitalization shall be $100,000 and the shareholders of OKLLC shall fund the respective pro-rata portions of the initial capital costs.

VI.
Revenues and Costs. All expenses associated with the business shall be paid from the gross revenues of OKLLC. Such cost include but are not limited to: manufacturing, sales and marketing, shipping, accounting, legal, financing (interest on debt), general and administrative, etc.  It is contemplated that the predominance of the initial capitalization of $100,000 will be used to fund purchase orders. As such, the members do not foresee expenses exceeding revenues. However, should this occur, a cash call would be put to a vote pursuant to section VII.

VII.
Cash Calls and Distributions. Generally, OKLLC will maintain cash equivalent to the trailing three month’s gross sales and distribute excess cash on a pro-rata basis to its members. Earnings will be retained in the LLC and kept in cash until this requirement is met.  Additional reserves for capital expenditures and/or growth capital may be required from time to time, but must be approved by all members of the LLC holding greater than 5% ownership.

VIII.
Authority. All agreements are subject to approval via a unanimous vote of the members of OKLLC holding more than 5% ownership.  Approval shall not be unreasonably withheld.  Assets and receivables shall not be encumbered without a unanimous vote of the members of OKLLC holding more than 5% ownership.

IX.
Payment for Services. Initially, none of the members of OKLLC will receive a salary or fees for services rendered; however, it is expected that members who contribute substantial time to the business will be paid reasonable fees from gross revenues before distributions to the members are made. The total of all salaries shall be capped at $400,000 per year and shall not exceed 15% of gross income.  There shall be no salaries until item VII above has been reached and $1,000,000 in gross revenue has been received.

X.
Sales Commissions. Initially, sales reps will be hired as independent contractors and paid competitive sales commissions that meet or exceed market compensation. Draws against future commissions will be considered, if possible.

XI.	Responsibilities of BlueFire.

a.	Furnish its proprietary drill bits at cost to OKLLC for the purpose of leasing and selling bits to operators primarily located in Oklahoma.

b.	Manage the sourcing and manufacturing of its PDC drill bits and make modifications to the PDC bit design as necessary to meet the needs of clients.

c.	Initially, new and refurbished 7&7/8”drill bits will be supplied to OKLLC at a cost. These costs may vary should the size or materials of the PDC bits substantially change.

d.	Manage accounting, financial reports, banking, payables, receivables, manufacturing, shipping, and logistics.

e.	Make available all accounting, financial and banking records from time to time and/or at the request of any of the members of OKLLC.

XII.	Responsibilities of Randy Coy and Gene Duncan.

a.	Leading all sales and marketing efforts for OKLLC which include; hiring, managing and terminating sales representatives as necessary to execute the sales and marketing strategies of OKLLC.

b.	Conduct research to quantify leasing rates for drill bits in various markets of Oklahoma.

c.	Conduct weekly sales meetings with sales representatives to review sales calls, sales representative expenses, and improve the sales process.

d.	Manage a small storage facility to inventory drill bits until they are leased and shipped to various operators.

e.	Make available all marketing and sales records regarding sales calls and expenses.

If the above correctly reflects your understanding and agreement, please sign the enclosed duplicate original of this Affiliate Agreement and return an executed document to the undersigned.

Very truly yours,

BLUEFIRE EQUIPMENT CORPORATION

By: /s/ Tyson Rohde	By: /s/ Chet Gutowsky
Tyson Rohde, President	Chet Gutowsky, CFO

Date: March 16, 2011	Date: March 16, 2011

AGREED TO AND ACCEPTED:

RANPOLPH COY & GENE DUNCAN

By: /s/ Randolph Coy	By: /s/ Eugene Duncan
Randolph Coy	Eugene Duncan

Date: March 16, 2011	Date: March 16, 2011